UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2005

VIRAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15823	59-2101668

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 SW 78th Avenue, Suite 100, Plantation, Florida	33324

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 233-8746

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On February 4, 2005, Viragen, Inc. received the resignation of Dr. Douglas Lind as a director, effective February 1, 2005. Dr. Lind resigned to pursue other interests.

     On February 7, 2005, the board of directors of Viragen appointed Professor Nancy A. Speck, Ph.D. as a director, to fill the unexpired term of office of Dr. Lind. The term of office of Dr. Lind was due to expire following Viragen’s annual meeting of stockholders to be held in 2006.

     Dr. Speck is a distinguished professor and researcher in the field of cancer at Dartmouth Medical School and holds the James J. Carroll Chair in Oncology. Widely published and a recipient of numerous honors and grants, Dr. Speck received her B.A. degree from Western Maryland College (now McDaniel College) in 1977, and her Ph.D. in immunology from Northwestern University in 1982. She trained as a postdoctoral fellow at the Center for Cancer Research and the Whitehead Institute at the Massachusetts Institute of Technology. Dr. Speck moved to Dartmouth Medical School in 1989 as an Assistant Professor. She is currently a Professor of Biochemistry, the Associate Director for Basic Science at the Norris Cotton Cancer Center at Dartmouth and holds the prestigious James J. Carroll Chair in Oncology.

     On February 7, 2005, Viragen issued a press release announcing the resignation of Dr. Lind and the appointment of Professor Speck. The full text of the press release is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

99.1	Press release dated February 7, 2005

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC.
Date: February 7, 2005	By:	/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President and Principal Financial Officer

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